Sonic Foundry Announces Fiscal 2018 Third Quarter Financial Results

MADISON, Wis. - August 9, 2018 - Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video creation and management solutions, today announced consolidated financial results for its fiscal 2018 third quarter ended June 30, 2018.

Fiscal 2018 Third Quarter Highlights

•	Total revenues were $8.7 million compared to $9.8 million in the third quarter of 2017, or a decrease of 12%, primarily as a result of a large multi-year transaction completed in Japan last year

•	Gross margin was $6.4 million, or 74% of sales, compared to $7.2 million, or 74% of sales, in the third quarter of 2017

•	Adjusted EBITDA was $(343,000) compared to $246,000 in the third quarter of 2017

•	Net loss of $(1.0) million, or $(0.23) per share, compared to $(489,000), or $(0.13) per share, in the third quarter of 2017

•	Billings totaled $9.0 million in the third quarter of 2018, a decrease of 12%, compared to the same period last year

•
Unearned revenue was $12.0 million as of June 30, 2018, down $2.4 million from September 30, 2017. The Company reduced unearned revenue for a China distributor by $1.5 million during the prior quarter due to an expectation that conversion to revenue would take an extended period of time and therefore was not fixed and determinable

•	Successfully raised $3.0 million in privately negotiated transactions

Fiscal 2018 Third Quarter Review

Service billings, including support, hosting, events, and installs recorded a decrease of 9% from prior year to a total of $5.7 million from $6.2 million. A decrease in events billings in Japan and the Netherlands were the primary driver of the change in service billings. The company expects to recognize $3.7 million of the current unearned revenue in the fourth quarter of fiscal 2018. Recurring revenue of $5.9 million was 68% of total revenue in the third quarter of 2018, down from $6.0 million, or 61% of total revenue, in the third quarter of 2017.

Product billings were $3.3 million during the third quarter of fiscal year 2018, compared to $4.1 million last year and are $9.0 million year to date compared to $10.3 million last year. Product billings reflect the large transaction noted above in Japan as well as a shift toward larger unit shipments of our lower cost recorders. Year to date, the Mediasite RL 220 and RL Mini recorder models reflect an increase of 90% over the prior year unit shipments.

Operating expenses were $7.3 million, down $309,000, or 4%, from the same period in 2017. The net loss of $1.0 million increased from a net loss of $489,000 in the same period in 2017.

“While we maintained our gross margins and reduced our operating expenses, thanks in part to cost savings initiatives we implemented earlier this year, the higher education market in North America and Europe continues to be challenging in the current climate. Educators continue to believe that video can improve both student outcomes and retention and CIOs at global modern campuses see video as a communication mainstay, but they are facing a backlog of budget and resources to meet their digital goals,” said Gary Weis, CEO of Sonic Foundry.

Weis continued, “We‘ve enhanced our strategy to make video creation more accessible, powerful and easy by increasing our product mix and removing the hurdles to wide-scale campus video adoption. This approach is resonating with new customers that have chosen Mediasite to be the focus of their digital campus initiatives, such as Iqra University in Pakistan, Deakin University in Australia and Cuyahoga Community College in Ohio. We believe other campuses will follow suit when they have appropriate funding. This strategy is also resonating with customers as they rapidly adopt our newest software release. And we’re buoyed by the strong demand for our affordable line of recorders. For the remainder of the year we will remain focused on new customer acquisitions and continuing to build relationships."

Non-GAAP Financial Information
To supplement and enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally adds back stock compensation expense from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. Our credit agreement contains a minimum EBITDA calculation based, in part, on adjusted EBITDA since this measure is representative of adjusted income available for debt and interest payments. A reconciliation of net income (loss) to adjusted EBITDA for the quarters and nine months ended June 30, 2018 and 2017 are included in the release. The company is unable to provide a reconciliation of projected EBITDA to projected net income due to the unknown effect, timing and potential significance of certain income statement items.

Webcast
The company will hold its corporate webcast for analysts and investors at 4:30 p.m. ET today, August 9. Sonic Foundry will use its webcasting technology, Mediasite, to stream the presentation for live and on-demand viewing. To access the webcast register at www.sonicfoundry.com/earnings on or before August 9, 2018. A video archive of the full earnings call, including Q&A, will be available for 90 days.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ:SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 4,900 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.sonicfoundry.com and @mediasite.

© 2018 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Forward Looking Statements
This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future.  These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide.  Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC.  These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department.  All of the information and disclosures we make in this news release regarding our business, including any forward looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Contacts:

Media:
Nicole Wise
Director of Communications
Sonic Foundry
920.226.0269
nicolew@sonicfoundry.com

Investor:
Peter Seltzberg, Managing Director
Darrow Associates, Inc.
516-419-9915
pseltzberg@darrowir.com
www.darrowir.com

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)
(Unaudited)

	June 30, 2018	September 30, 2017
Assets
Current assets:
Cash and cash equivalents	$2,129	$1,211
Accounts receivable, net of allowances of $475 and $375	7,084	7,903
Financing receivables, current, net of allowances of $400 and $200	229	925
Inventories	917	986
Investment in sales-type lease, current	154	148
Prepaid expenses and other current assets	803	1,085
Total current assets	11,316	12,258
Property and equipment:
Leasehold improvements	1,045	1,041
Computer equipment	7,005	6,101
Furniture and fixtures	928	789
Total property and equipment	8,978	7,931
Less accumulated depreciation and amortization	6,983	6,181
Property and equipment, net	1,995	1,750
Other assets:
Goodwill	10,486	10,455
Customer relationships, net of amortization of $1,189 and $990	1,337	1,505
Product rights, net of amortization of $504 and $411	169	261
Financing receivables, long-term	201	1,310
Investment in sales-type lease, long-term	290	407
Other long-term assets	463	410
Total assets	$26,257	$28,356
Liabilities and stockholders’ equity
Current liabilities:
Revolving lines of credit	$2,239	$2,065
Accounts payable	1,390	1,314
Accrued liabilities	1,417	1,387
Unearned revenue	10,325	11,332
Current portion of capital lease and financing arrangements	265	256
Current portion of notes payable and warrant debt, net of discounts	369	737
Total current liabilities	16,005	17,091
Long-term portion of unearned revenue	1,626	2,970
Long-term portion of capital lease and financing arrangements	241	244
Long-term portion of notes payable and warrant debt, net of discounts	1,540	123
Derivative liability, at fair value	26	12
Other liabilities	240	372
Deferred tax liability	3,051	4,426
Total liabilities	22,729	25,238
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—
9% Preferred stock, Series A, voting, cumulative, convertible, $.01 par value (liquidation preference of $1,000 per share), authorized 4,500 shares; 3,324 and 1,510 shares issued and outstanding, respectively, at amounts paid in	2,143	1,280
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 4,920,057 and 4,470,791 shares issued and 4,907,341 and 4,458,075 shares outstanding, respectively	49	45
Additional paid-in capital	199,471	197,836

Accumulated deficit	(197,402)	(195,253)
Accumulated other comprehensive loss	(538)	(595)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ equity	3,528	3,118
Total liabilities and stockholders’ equity	$26,257	$28,356

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Product and other	$3,214	$4,335	$8,927	$11,363
Services	5,485	5,498	17,127	16,337
Total revenue	8,699	9,833	26,054	27,700
Cost of revenue:
Product and other	1,388	1,475	3,814	4,548
Services	916	1,111	3,446	3,132
Total cost of revenue	2,304	2,586	7,260	7,680
Gross margin	6,395	7,247	18,794	20,020
Operating expenses:
Selling and marketing	3,882	4,368	11,859	13,186
General and administrative	1,631	1,482	4,713	4,400
Product development	1,796	1,768	5,361	5,581
Total operating expenses	7,309	7,618	21,933	23,167
Loss from operations	(914)	(371)	(3,139)	(3,147)
Non-operating income (expenses):
Interest expense, net	(266)	(130)	(461)	(396)
Other income (expense), net	88	34	98	(43)
Total non-operating expenses	(178)	(96)	(363)	(439)
Loss before income taxes	(1,092)	(467)	(3,502)	(3,586)
Benefit (provision) for income taxes	72	(22)	1,353	132
Net loss	(1,020)	(489)	(2,149)	(3,454)
Dividends on preferred stock	(67)	(75)	(189)	(75)
Net loss attributable to common stockholders	$(1,087)	$(564)	$(2,338)	$(3,529)
Loss per common share
– basic	$(0.23)	$(0.13)	$(0.51)	$(0.80)
– diluted	$(0.23)	$(0.13)	$(0.51)	$(0.80)
Weighted average common shares
– basic	4,709,516	4,449,893	4,542,955	4,429,006
– diluted	4,709,516	4,449,893	4,542,955	4,429,006

Sonic Foundry, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2018	2017
Operating activities
Net loss	$(2,149)	$(3,454)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of other intangibles	482	420
Depreciation and amortization of property and equipment	822	1,096
Loss on sale of fixed assets	—	8
Provision for doubtful accounts	300	150
Deferred taxes	(1,387)	(42)
Stock-based compensation expense related to stock options	392	487
Conversion of accrued interest to preferred stock	31	—
Beneficial conversion feature recognized on debt converted to preferred stock	71	—
Remeasurement gain on subordinated debt	—	(6)
Remeasurement gain on derivative liability	(16)	(42)
Changes in operating assets and liabilities:
Accounts receivable	834	2,365
Financing receivables	1,614	(174)
Inventories	70	771
Prepaid expenses and other current assets	356	(190)
Accounts payable and accrued liabilities	(126)	(8)
Other long-term liabilities	(136)	158
Unearned revenue	(2,347)	(823)
Net cash provided by (used in) operating activities	(1,189)	716
Investing activities
Purchases of property and equipment	(657)	(676)
Net cash used in investing activities	(657)	(676)
Financing activities
Proceeds from notes payable	3,000	—
Proceeds from revolving lines of credit	16,706	17,531
Payments on notes payable	(815)	(1,317)
Payments to settle warrant debt	(200)	—
Payments on revolving lines of credit	(16,546)	(16,999)
Payment of debt issuance costs	(97)	(26)
Proceeds from issuance of preferred stock, common stock and warrants	1,008	771
Payments on capital lease and financing arrangements	(228)	(255)
Net cash provided by (used in) financing activities	2,828	(295)
Changes in cash and cash equivalents due to changes in foreign currency	(64)	66
Net increase (decrease) in cash and cash equivalents	918	(189)
Cash and cash equivalents at beginning of period	1,211	1,794
Cash and cash equivalents at end of period	$2,129	$1,605
Supplemental cash flow information:
Interest paid	$290	$403
Income taxes paid, foreign	48	27
Non-cash financing and investing activities:
Property and equipment financed by capital lease or accounts payable	414	358
Stock issued for board of director's fees	—	133
Debt discount and warrant	127	—
Deemed dividend for beneficial conversion feature of preferred stock	28	69
Preferred stock dividends paid in additional shares	161	6
Subordinated note payable converted to preferred stock	1,000	—

Sonic Foundry, Inc.
Condensed Consolidated Non-GAAP Adjusted EBITDA Reconciliation
(in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017

Net loss	$(1,020)	$(489)	$(2,149)	$(3,454)
Add:
Depreciation and amortization	411	481	1,161	1,445
Income tax expense (benefit)	(72)	22	(1,353)	(132)
Interest expense	266	131	462	398
Stock-based compensation expense	72	101	392	487
Adjusted EBITDA	$(343)	$246	$(1,487)	$(1,256)